Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2020 RESULTS

HOUSTON – August 6, 2020 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the second quarter of 2020.

Highlights and Recent Key Items:

•	Exceeded production guidance for the quarter by producing 5,410 net revenue interest (“NRI”)(1) barrels of crude oil per day (“BOPD”), or 6,218 working interest (“WI”)(2) BOPD in Q2 2020;
•	Sold 631,000 barrels of oil in Q2 2020 compared with 294,000 barrels in Q1 2020 due to a combination of four liftings in Q2 2020 compared with two liftings in Q1 2020 and higher production;
•	Reported net income of $0.6 million ($0.01 per diluted share), Adjusted Net Income(3) of $5.3 million ($0.09 per diluted share) and generated Adjusted EBITDAX(3) of $10.1 million;
•	Decreased Q2 2020 per barrel production expense, excluding workovers, by 17% to $19.31 per barrel compared to $23.39 per barrel in Q1 2020;
•	Managed through COVID 19 challenges with no material disruptions in operations;
•	Increased midpoint of full year production guidance to 4,850 NRI BOPD despite planned maintenance activity and temporary production curtailment during Q3 2020 to support OPEC+ cuts; and
•

Maintained strong balance sheet with no debt, a cash balance of $44.8 million, including $9.3 million in joint venture owner advances, working capital of $11.7 million and Adjusted Working Capital(3) of $24.1 million as of June 30, 2020.

(1)	All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.
(2)	All WI production rates and volumes are VAALCO’s 31.1% WI.
(3)

Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “While the current pricing environment remains volatile, it has improved from the lows we saw in April 2020, and we believe that the current prices have enabled us to generate positive cash flow at current production levels.  We have taken measures over the past few years to strengthen VAALCO operationally and financially, including eliminating all debt and growing our production base, which allow us to better navigate cyclical energy markets and leave us uniquely placed to consider growth opportunities.  We remain focused on operational excellence, which was demonstrated in our second quarter 2020 results.  We continued to grow our net revenue interest production to 5,410 BOPD, a 9% increase over the first quarter of 2020, and above the high end of our guidance range, and we’ve increased the mid-point of our full-year production guidance range from 4,700 to 4,850 NRI BOPD.  We generated $10.1 million of Adjusted EBITDAX, and our cash balance remained strong at $44.8 million, which includes $9.3 million in joint venture owner advances.  Additionally, higher sales volumes and proactive measures to manage costs helped drive down our unit production costs by 17% compared to first quarter 2020.  As a reminder, approximately 90% of our estimated operating expense is fixed, so the higher production in recent quarters has lowered our unit costs and increased our profit margins per barrel.”

“We remain confident in our strong asset base and to date our operations remain largely unaffected by recent global developments which we believe is a testament to the commitment and professionalism of our operations team.  Following the completion of our successful 2019/20 drilling campaign, VAALCO does not have any material non-discretionary capital expenditure requirements on the near-term horizon, allowing us to focus on cash flow generation while preparing for the right market conditions to begin planning the next drilling campaign at Etame.  Additionally, we will continue to evaluate opportunities that are consistent with our inorganic growth strategy.  We believe that we are well positioned to deliver long-term growth, in line with our strategic objectives.”

Operational Update

Gabon

Given the current volatile pricing environment, the Company continues to evaluate all uses of cash and is managing both operating expenses as well as capital expenditure levels in view of the existing and expected pricing environment.

As previously announced, VAALCO completed the 2019/2020 drilling campaign in early April with no safety or environmental incidents, and achieved a 100% success rate prior to releasing the Vantage drilling rig.  In mid-April 2020, the South Tchibala 2H well stopped producing due to a downhole mechanical failure not related to the electric submersible pump.  The well was producing approximately 830 gross BOPD, or 225 BOPD NRI to VAALCO prior to ceasing production.  The Company may not be able to address this well failure until the next drilling campaign when a rig is on location.

Third quarter 2020 production from the Etame Marin license will be slightly reduced as a result of a planned six-day full field shutdown to perform maintenance on the Nautipa FPSO and on the production platforms, as well as an OPEC+ mandate to reduce production through September 2020.  To assist Gabon in meeting its OPEC+ production quota, the Minister of Hydrocarbons has requested that VAALCO temporarily reduce the production at Etame through September 2020.  Taking into consideration the combination of the planned maintenance turnaround as well as the impact of deferred production from the OPEC+ mandate, the Company expects average production for the third quarter of 2020 to be between 4,200 BOPD and 4,600 BOPD net to VAALCO.  However, due to the strong performance in the first half of 2020 VAALCO narrowed the range for its 2020 annual production guidance provided earlier this year of 4,400 to 5,000 BOPD to 4,700 to 5,000 BOPD net to VAALCO, assuming the OPEC+ mandate to reduce production is not increased or extended beyond September 2020.

Equatorial Guinea

VAALCO has a 43% WI in Block P offshore Equatorial Guinea.  The Equatorial Guinea Ministry of Mines and Hydrocarbons (“EG MMH”) approved VAALCO’s appointment as operator of Block P on November 12, 2019.

The Company acquired an additional working interest of 12% from Atlas Petroleum, thereby increasing its working interest to 43% in 2020, in exchange for a potential future payment to Atlas Petroleum of $3.1 million if there is commercial production from Block P. The EG MMH has approved this assignment.  The Company is currently waiting on production sharing contract amendments reflecting VAALCO as operator and the updated participating interest to be executed by the EG MMH.

VAALCO is in commercial discussions with Levene HydroCarbon Limited (“Levene”) where VAALCO would assign a portion of the Block P interest to Levene and Levene would potentially cover all or substantially all of VAALCO’s cost to drill an exploratory well on Block P. Levene and VAALCO have not executed any binding agreements, and there can be no certainty a transaction will be completed.  Further, approval of the assignment by the EG MMH must be obtained prior to any transaction being completed. As of June 30, 2020, the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.

VAALCO and its joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in Block P, including the approval of a development and production plan.  The production sharing contract for Block P provides for a development and production period of 25 years from the date of approval of a development and production plan.

Financial Update – Second Quarter of 2020

Net income of $0.6 million ($0.01 per diluted share) for the second quarter of 2020 reflected the impact of lower realized crude oil prices of $28.31 per barrel for the quarter.  The impact of lower prices was partially offset by higher sales volumes for the quarter as a result of four liftings.  The quarter also included a loss on derivatives of $0.8 million ($0.01 per diluted share) and an income tax benefit of $2.2 million.

In comparison, the net loss of $1.0 million ($0.01 per diluted share) for the second quarter of 2019 benefitted from higher realized crude oil prices of $68.62 per barrel while sales volumes were 43% lower.  The quarter also included a derivative gain of $1.9 million and income tax expense of $9.2 million.  With respect to the first quarter of 2020, the net loss of $52.8 million ($0.91 per diluted share) also benefitted from higher realized crude oil prices of $59.54 per barrel while sales volumes were 53% lower; however, due to the lower crude oil prices at March 31, 2020, the quarter included gains on derivatives of $7.3 million ($0.13 per diluted share), non-cash charges for impairment of proved properties of $30.6 million ($0.53 per diluted share) and deferred income tax expense of $35.6 million ($0.61 per diluted share).

Adjusted Net Income for the second quarter of 2020 decreased to $5.3 million ($0.09 per diluted share) from $8.0 million ($0.13 per diluted share) for the second quarter of 2019 primarily as a result of lower revenues which were impacted by lower realized crude oil prices and an increase in production expense as a result of higher sales volumes.  This impact was partially offset by an increase in realized derivative gains and a decrease in current income tax expense.  The reduction in second quarter Adjusted Net Income compared with $6.9 million in the first quarter of 2020 was primarily the result of a decrease in revenues because of lower realized crude oil prices, an increase in production expense as a result of higher sales volumes and an increase in current income tax expense.  This was partially offset by an increase in realized gains on derivatives.

Adjusted EBITDAX totaled $10.1 million in the second quarter of 2020 compared with $12.9 million in the same period of 2019.  In the first quarter of 2020, Adjusted EBITDAX was $6.0 million.   Adjusted EBITDAX for the second quarter of 2020 was lower than the same period in the prior year primarily due to lower revenues which were impacted by lower realized crude oil prices and an increase in production expense as a result of higher sales volumes.  This impact was partially offset by an increase in realized derivative gains.  Adjusted EBITDAX for the second quarter of 2020 was higher than the first quarter of 2020 primarily due to an increase in realized gains on derivatives.  This was partially offset by lower revenues and an increase in production expense as a result of higher sales volumes.

Revenue and Sales
	Q2 2020	Q2 2019	% Change Q2 2020 vs. Q2 2019	Q1 2020	% Change Q2 2020 vs. Q1 2020
Production (NRI BOPD)	5,410	3,664	48%	4,944	9%
Sales (NRI BO)	631,000	357,000	77%	294,000	115%
Realized crude oil price ($/BO)	$28.31	$68.62	(59)%	$59.54	(52)%
Total crude oil sales ($MM)	$18.0	$25.2	(29)%	$18.4	(2)%

During the first quarter of 2020, VAALCO had two liftings, one in January and one in February, but the next lifting of 85,000 barrels of oil that was scheduled for March 2020 was delayed to April 1, 2020 due to poor weather conditions.  Consequently, VAALCO had four liftings in the second quarter of 2020 which resulted in total sales volumes of 631,000 barrels compared with 294,000 barrels in the first quarter of 2020.  In addition, volumes available to lift increased in the second quarter of 2020 due to the higher production rate resulting from the new wells.  Second quarter 2020 realized pricing fell 52% from the first quarter of 2020 due to sharply lower prices received due to the COVID-19 pandemic and OPEC-related pricing issues.

Costs and Expenses
	Q2 2020	Q2 2019	% Change Q2 2020 vs. Q2 2019	Q1 2020	% Change Q2 2020 vs. Q1 2020
Production expense, excluding workovers ($MM)	$12.2	$9.8	24%	$6.9	77%
Production expense, excluding workovers ($/BO)	$19.31	$27.45	(30)%	$23.39	(17)%
Workover expense ($MM)	$(0.1)	$—	N/A	$2.9	(103)%
Depreciation, depletion and amortization ($MM)	$2.8	$1.9	47%	$3.1	(10)%
Depreciation, depletion and amortization ($/BO)	$4.44	$5.35	(17)%	$10.55	(58)%
General and administrative expense, excluding non-cash compensation ($MM)	$2.3	$2.8	(19)%	$3.3	(30)%
General and administrative expense, excluding non-cash compensation ($/BO)	$3.64	$7.93	(54)%	$11.30	(68)%
Stock-based compensation expense (benefit) ($MM)	$0.7	$(0.1)	(799)%	$(2.6)	(128)%
Current income tax expense (benefit) ($MM)	$1.2	$3.3	(64)%	$(2.1)	(157)%
Deferred income tax expense (benefit) ($MM)	$(3.4)	$5.9	(158)%	$35.6	(110)%

Total production expense, excluding workovers, increased primarily due to higher sales volumes resulting from the significant decrease in crude oil inventory during the quarter.  The per-unit production expense, excluding workovers, decreased significantly in the second quarter of 2020 as compared to both the second quarter of 2019 and the first quarter of 2020 as a result of higher sales volumes.  Production expense for the second quarter of 2020 included approximately $0.8 million in additional costs related to proactive employee-related measures taken in response to the pandemic.  No workovers were performed during the second quarters of 2020 and 2019.  Workover expense for the first quarter of 2020 included costs related to two workovers.

Depreciation, depletion and amortization (“DD&A”) expense in the second quarter of 2020 on a per NRI barrel of crude oil sales basis decreased from the comparable prior year quarter and the first quarter of 2020 as a result of higher sales volumes as well as the reduction in depletable costs as a result of the impairment charge that was recorded in the first quarter of 2020 due to lower oil prices.

General and administrative (“G&A”) expense, excluding non-cash stock-based compensation, was lower in the second quarter of 2020 as compared to the second quarter 2019 and the first quarter of 2020 as a result of lower professional fees, travel expenses, and accounting and audit fees.  Non-cash stock-based compensation expense (benefit) was impacted by the change in the SARs liability as a result of changes in the Company’s stock price during the quarter.

Income tax was a benefit for the three months ended June 30, 2020 of $2.2 million.  This is comprised of a $3.4 million deferred tax benefit and a current tax expense of $1.2 million.  Foreign income taxes are attributable to Gabon and are settled by the government taking their crude oil in-kind.  Current income tax expense included a $0.9 million favorable crude oil price adjustment as a result of the change in value of the government’s allocation between the time it was produced and the time it was taken in-kind.  After excluding this impact, current income taxes were $2.1 million for the period.  The deferred income tax benefit included a $4.1 million benefit to decrease the valuation allowances on U.S. and Gabonese deferred tax assets offset by a $0.7 million deferred tax expense.

Income tax expense for the three months ended June 30, 2019 was $9.2 million. This was comprised of $5.9 million of deferred tax expense and a current tax provision of $3.3 million and was impacted by $4.4 million in non-deductible expense related to joint venture owners’ audits.

In the first quarter of 2020, current income tax expense included a $3.4 million favorable crude oil price adjustment as a result of the change in value of the government’s allocation between the time it was produced and the time it was taken in-kind.  After excluding this impact, current income taxes were $1.9 million for the period.  Deferred income tax expense for the first quarter of 2020 included a $46.9 million charge to increase the valuation allowances on both the U.S. and Gabon deferred tax assets offset by an $11.8 million deferred tax benefit.

Financial Update – First Six Months of 2020

Production for the first six months of 2020 was higher by 45% at 942 MBbls net crude oil compared to 648 MBbls net crude oil production in the first six months of 2019.  The increase in production was related to the three new wells brought onto production and successful workovers associated with the 2019/2020 drilling campaign. The first half of 2020 saw sales volume increase 41% to 925 MBbls net crude oil compared to 654 MBbls for the first half of 2019.  Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the first six months of 2020 was $38.24 per barrel, representing a decrease of 43% from $66.60 realized in the first six months of 2019.  This sharp decline in crude oil prices reflects the downward pressure resulting from the COVID pandemic as well as supply and demand imbalances.

The Company incurred a net loss for the six months ended June 30, 2020 of $52.2 million, which compares to net income of $5.5 million for the same period of 2019.  The decrease in operating results for the six months ended June 30, 2020 compared to the same period in 2019 was primarily due to charges of $30.6 million for impairment of proved crude oil and natural gas properties and $42.8 million to increase to the valuation allowance on deferred tax assets. Also contributing to the decrease were lower revenues as a result of receiving lower crude oil prices partially offset by higher sales volumes. The net income for the six months ended June 30, 2019 was inclusive of income from discontinued operations of $5.5 million.

Response to COVID-19 Pandemic and Current Pricing Environment

VAALCO remains committed to the health and safety of all its employees and contractors.  In response to the COVID-19 pandemic and the current pricing environment, VAALCO has taken the following measures:

•	Implemented stay-at-home initiatives for all but critical staff and put into place social distancing measures;
•	Actively screening and monitoring employees and contractors that come onto the Company’s Gabon facilities including testing and quarantines with onsite medical supervision;
•	Engaged in regular Company-wide COVID-19 updates to keep employees informed of key developments;
•	Implemented cost cutting measures with vendors;
•	Implemented sharing certain costs, such as support vessels, helicopter, and personnel with other operators in the region;
•	Temporarily reduced director, executive and certain non-executive employee compensation; and
•	Ceased or deferred discretionary capital spending.

VAALCO expects to continue to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of August 6, 2020, VAALCO has experienced no material impact on its Gabon operations directly associated with COVID-19; however, the

Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These were approximately $0.8 million during the second quarter and were primarily related to additional personnel-related costs to support enhanced health and safety measures.   The situation surrounding COVID-19 remains fluid and unpredictable, and VAALCO is actively managing its response and assessing potential impacts to its financial position and operating results, as well as any adverse developments that could impact the Company’s business.

Capital Investments/Balance Sheet

For the second quarter of 2020, net capital expenditures totaled $8.1 million on a cash basis and $1.2 million on an accrual basis.  Capital expenditures are primarily related to the 2019/2020 drilling program at Etame.  As a result of the current crude oil price environment and the significant economic disruptions caused by COVID-19, VAALCO has ceased or deferred discretionary capital spending, and there are no remaining material non-discretionary capital expenditures for the balance of 2020. Any capital expenditures made during the remainder of 2020 are expected to be funded by cash on hand and cash flow from operations.  The Company intends to manage future capital expenditure levels in view of the existing and expected pricing environment.

At the end of the second quarter, VAALCO had an unrestricted cash balance of $44.8 million. The unrestricted cash balance includes $9.3 million of cash attributable to non-operating joint venture owner advances. Working capital at June 30, 2020 was $11.7 million compared with $13.4 million at March 31, 2020, while Adjusted Working Capital at June 30, 2020 totaled $24.1 million, compared with $25.8 million at March 31, 2020.

Hedging

On May 6, 2019, the Company entered into commodity swaps at a Dated Brent weighted average of $66.70 per barrel for the period from and including July 2019 through June 2020 for an approximate quantity of 500,000 barrels.  These swaps settled on a monthly basis.  The Company does not have any derivatives for periods after June 30, 2020.

2020 Guidance

To date, VAALCO’s operations have not been materially impacted by the worldwide COVID-19 pandemic and the Company’s guidance assumes that there are no material changes to the impact of the pandemic on the Company’s operations for the remainder of 2020 and that the OPEC+ mandates to reduce production are not increased or extended beyond September 2020.  VAALCO currently estimates that the full year 2020 NRI production range will increase to between 4,700 and 5,000 BOPD due to strong performance in the first half of 2020.  For the third quarter of 2020, forecasted NRI production is expected to be between 4,200 and 4,600 BOPD. The decrease in production for the third quarter as compared to the second quarter reflects reductions imposed by the State of Gabon in response to production cuts agreed to as a member of OPEC.  In addition, third quarter production reflects a planned six-day full field shut-in for scheduled maintenance.  Sales NRI volumes for 2020 increased in line with production to at an estimated average of 4,700 to 5,000 BOPD.  The Company’s production expense guidance (excluding workovers) for full year 2020 is $37 to $39 million or $20.00 to $22.00 per NRI barrel of crude oil sales, with production expense for the third quarter of 2020 projected to be between $9 and $10 million or $20.00 to $24.00 per NRI barrel of crude oil sales. The Company forecasts between $10 and $12 million in cash G&A expense for full year 2020.  Capital expenditures for the full year 2020 are currently expected to be between $10 million and $12 million.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results August 7, 2020, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time and 2:00 pm London Time).

Interested parties may participate by dialing (877) 270-2148.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 902-6510.  Participants should request to be joined to the “VAALCO Energy Second Quarter 2020 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 116 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	June 30, 2020	December 31, 2019
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$44,841	$45,917
Restricted cash	1,090	911
Receivables:
Trade	9,521	14,335
Accounts with joint venture owners, net of allowance of $0.0 million and $0.5 million, respectively	134	2,714
Other	2,350	1,517
Crude oil inventory	853	1,072
Prepayments and other	3,445	3,292
Total current assets	62,234	69,758
Crude oil and natural gas properties and equipment - successful efforts method:
Wells, platforms and other production facilities	442,665	422,651
Work-in-progress	—	7,378
Undeveloped acreage	21,476	23,771
Equipment and other	10,184	11,157
	474,325	464,957
Accumulated depreciation, depletion, amortization and impairment	(432,977)	(396,699)
Net crude oil and natural gas properties, equipment and other	41,348	68,258
Other noncurrent assets:
Restricted cash	925	925
Value added tax and other receivables, net of allowance of $1.9 million and $1.0 million, respectively	3,812	3,683
Right of use operating lease assets	27,918	33,383
Deferred tax assets	—	24,159
Abandonment funding	11,420	11,371
Total assets	$147,657	$211,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,250	$15,897
Accounts with joint venture owners	9,259	—
Accrued liabilities and other	16,299	29,773
Operating lease liabilities - current portion	12,274	11,990
Foreign taxes payable	3,368	5,740
Current liabilities - discontinued operations	48	350
Total current liabilities	50,498	63,750
Asset retirement obligations	16,643	15,844
Operating lease liabilities - net of current portion	15,631	21,371
Deferred tax liabilities	8,098	—
Other long term liabilities	56	852
Total liabilities	90,926	101,817
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,819,242 and 67,673,787 shares issued, 57,456,139 and 58,024,571 shares outstanding, respectively	6,782	6,767
Additional paid-in capital	73,739	73,549
Less treasury stock, 10,363,103 and 9,649,216 shares, respectively, at cost	(42,419)	(41,429)
Retained earnings	18,629	70,833
Total shareholders' equity	56,731	109,720
Total liabilities and shareholders' equity	$147,657	$211,537

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2020	June 30, 2019	March 31, 2020	2020	2019
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$17,974	$25,230	$18,389	$36,363	$44,995
Operating costs and expenses:
Production expense	12,126	9,819	9,749	21,875	18,038
Depreciation, depletion and amortization	2,801	1,909	3,103	5,904	3,462
Impairment of proved crude oil and natural gas properties	—	—	30,625	30,625	—
General and administrative expense	3,019	2,728	754	3,773	7,167
Bad debt expense and other	179	5	810	989	(24)
Total operating costs and expenses	18,125	14,461	45,041	63,166	28,643
Other operating expense, net	(815)	(4,399)	(31)	(846)	(4,436)
Operating income (loss)	(966)	6,370	(26,683)	(27,649)	11,916
Other income (expense):
Derivative instruments gain (loss), net	(756)	1,911	7,339	6,583	(1)
Interest income, net	11	201	116	127	388
Other, net	47	(145)	(31)	16	(383)
Total other income (expense), net	(698)	1,967	7,424	6,726	4
Income (loss) from continuing operations before income taxes	(1,664)	8,337	(19,259)	(20,923)	11,920
Income tax expense (benefit)	(2,249)	9,208	33,478	31,229	11,961
Income (loss) from continuing operations	585	(871)	(52,737)	(52,152)	(41)
Income (loss) from discontinued operations, net of tax	11	(162)	(63)	(52)	5,509
Net income (loss)	$596	$(1,033)	$(52,800)	$(52,204)	$5,468

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.01	$(0.01)	$(0.91)	$(0.90)	$0.00
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.09
Net income (loss) per share	$0.01	$(0.01)	$(0.91)	$(0.90)	$0.09
Basic weighted average shares outstanding	57,456	59,801	57,975	57,716	59,716
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.01	$(0.01)	$(0.91)	$(0.90)	$0.00
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.09
Net income (loss) per share	$0.01	$(0.01)	$(0.91)	$(0.90)	$0.09
Diluted weighted average shares outstanding	57,594	59,801	57,975	57,716	59,716

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2020	2019
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(52,204)	$5,468
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	52	(5,509)
Depreciation, depletion and amortization	5,904	3,462
Impairment of proved crude oil and natural gas properties	30,625	—
Other amortization	121	121
Deferred taxes	32,271	7,667
Unrealized foreign exchange (gain ) loss	(19)	21
Stock-based compensation	(1,849)	1,620
Cash settlements paid on exercised stock appreciation rights	—	(261)
Derivatives instruments (gain) loss	(6,583)	1
Cash settlements received on matured derivative contracts, net	7,216	1,563
Bad debt (recovery) expense and other	989	(24)
Other operating loss, net	46	37
Operational expenses associated with equipment and other	1,077	(60)
Change in operating assets and liabilities:
Trade receivables	4,814	(1,921)
Accounts with joint venture owners	11,783	4,291
Other receivables	(857)	158
Crude oil inventory	219	232
Prepayments and other	(779)	(1,175)
Value added tax and other receivables	(695)	718
Accounts payable	(5,819)	(730)
Foreign taxes payable	(2,386)	(2,865)
Accrued liabilities and other	(3,333)	3,858
Net cash provided by continuing operating activities	20,593	16,672
Net cash used in discontinued operating activities	(354)	(91)
Net cash provided by operating activities	20,239	16,581
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(20,097)	(1,163)
Net cash used in continuing investing activities	(20,097)	(1,163)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(20,097)	(1,163)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	107
Treasury shares	(990)	(352)
Net cash used in continuing financing activities	(990)	(245)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(990)	(245)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(848)	15,173
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	59,124	46,655
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$58,276	$61,828

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2020	June 30, 2019	March 31, 2020	2020	2019
NRI SALES DATA:
Crude oil (MBbls)	631	357	294	925	654
NRI PRODUCTION DATA
Crude oil (MBbls)	492	333	450	942	648
Average daily production volumes (bbls/day)	5,410	3,664	4,944	5,177	3,581

AVERAGE SALES PRICES:
Crude oil (per Bbls)	$28.31	$68.62	$59.54	$38.24	$66.60
COSTS AND EXPENSES (PER BBL OF SALES):
Production expense	$19.22	$27.50	$33.16	$23.65	$27.58
Production expense, excluding workovers*	19.31	27.45	23.39	20.61	27.38
Depreciation, depletion and amortization	4.44	5.35	10.55	6.38	5.29
General and administrative expense**	4.78	7.64	2.56	4.08	10.96
Property and equipment expenditures, cash basis (in thousands)	$8,117	$375	$11,980	$20,097	$1,163

*Workover costs excluded from the three months ended June 30, 2020 and 2019 and March 31, 2020 are $0.1 million, none and $2.8 million, respectively.

**General and administrative expenses include $1.14, $(0.29) and $(8.74) per barrel of oil of sales of stock-based compensation expense in the three months ended June 30, 2020, and 2019 and March 31, 2020, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities.  Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Six Months Ended June 30,
Reconciliation of Net Income (Loss) to Adjusted Net Income	June 30, 2020	June 30, 2019	March 31, 2020	2020	2019
Net income (loss)	$596	$(1,033)	$(52,800)	$(52,204)	$5,468
Adjustment for discrete items:
Discontinued operations, net of tax	(11)	162	63	52	(5,509)
Impairment of proved crude oil and natural gas properties	—	—	30,625	30,625	—
Unrealized derivative instruments (gain) loss	7,254	(1,479)	(6,621)	633	1,564
Deferred income tax expense (benefit)	(3,367)	5,925	35,638	32,271	7,667
Other operating expense, net	815	4,399	31	846	4,436
Adjusted Net Income	$5,287	$7,974	$6,936	$12,223	$13,626

	Three Months Ended			Six Months Ended June 30,
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	June 30, 2020	June 30, 2019	March 31, 2020	2020	2019
Net income (loss)	$596	$(1,033)	$(52,800)	$(52,204)	$5,468
Add back:
Impact of discontinued operations	(11)	162	63	52	(5,509)
Interest income, net	(11)	(201)	(116)	(127)	(388)
Income tax expense (benefit)	(2,249)	9,208	33,478	31,229	11,961
Depreciation, depletion and amortization	2,801	1,909	3,103	5,904	3,462
Impairment of proved crude oil and natural gas properties	—	—	30,625	30,625	—
Non-cash or unusual items:
Stock-based compensation	720	(103)	(2,569)	(1,849)	1,620
Unrealized derivative instruments (gain) loss	7,254	(1,479)	(6,621)	633	1,564
Other operating expense, net	815	4,399	31	846	4,436
Bad debt expense and other	179	5	810	989	(24)
Adjusted EBITDAX	$10,094	$12,867	$6,004	$16,098	$22,590

Reconciliation of Working Capital to Adjusted Working Capital	June 30, 2020	March 31, 2020	December 31, 2019
Current assets	$62,234	$79,049	$69,758
Current liabilities	(50,498)	(65,687)	(63,750)
Working capital	11,736	13,362	6,008
Add: operating lease liabilities - current portion	12,274	12,050	11,990
Add: current liabilities - discontinued operations	48	395	350
Adjusted Working Capital	$24,058	$25,807	$18,348